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                                                                EXHIBIT 3(iii).1

                                   AMENDMENT
                                     TO THE
                                   BY-LAWS OF
                          THE GAMBLER NETWORK.COM, INC.


     Pursuant to the provisions of the Nevada Business Corporations Act, THE GAMBLER NETWORK.COM, INC. (the "Corporation") adopts the following Amendment to the By-Laws:


     1.   Article II of the By-Laws is amended to add Paragraph 8 as follows:


            8.   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

            To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its shareholders or directors, to undertake to indemnity the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

     2. The Amendment was duly adopted by unanimous written consent of the directors of the Corporation on June 1, 2000 and by the shareholders owning a majority of the outstanding voting stock of the corporation and such majority of votes was sufficient approval.

     5.   The effective date of this Amendment is June 1, 2000.

     Dated: June 1, 2000


                             /s/ PETER SZECSODI
                             -----------------------------------
                             Peter Szecsodi, President



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                             ACTION BY SHAREHOLDERS
                              WITHOUT A MEETING OF
                         THE GAMBLER NETWORK.COM, INC.
                             (A NEVADA CORPORATION)

     On this 1st day of June 2000, the Shareholders whose signatures appear below, have consented to the action and resolution contained herein, such action being taken pursuant to the authority provided by the Nevada Business Corporations Act. As of this date, the Corporation has issued and outstanding a total of 10,000,000 shares of fully paid, non-assessable common stock. The undersigned Shareholders represent 8,169,000 shares of the total issued and outstanding shares or 81.7%.

BE IT RESOLVED, that

1.        Article II of the By-Laws is amended to add Paragraph 8 as follows:

     8. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICER

          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

     The undersigned by their signatures below, hereby consent to this action without notice and without a meeting, and adopt the foregoing Resolution.


/s/ PETER SZECSODI                        /s/ MICHAEL BOND
--------------------------------------    -------------------------------------
Evermore Publishing Inc.                  Beach Play Inc.
Peter Szecsodi, President                 Michael Bond, President
Shares Represented 5,500,000 or 55.0%     Shares Represented 2,669,000 or 26.7%